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Exhibit 10.6

         SEPARATION AND COMMON SERVICES AGREEMENT

between

NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

and

THE NASDAQ STOCK MARKET, INC.

Dated as of January 1, 2002

TABLE OF EXHIBITS

EXHIBIT A: NASDAQ INFORMATION MANAGEMENT SCHEDULE

          THIS SEPARATION AND COMMON SERVICES AGREEMENT (Agreement), dated as of January 1, 2002 (Effective Date), is by and between the National Association of Securities Dealers, Inc., a Delaware nonprofit corporation with its principal place of business located at 1735 K Street, N.W., Washington, D.C. 20006 (NASD) and The Nasdaq Stock Market, Inc. (Nasdaq), a Delaware corporation with its principal place of business located at One Liberty Plaza, New York, New York.

W I T N E S S E T H:

          WHEREAS, Nasdaq and NASD desire to procure certain services necessary for the efficient operation of their respective businesses;

          WHEREAS, NASD and Nasdaq are each uniquely qualified to provide such services to the other; and

          WHEREAS, each Party desires to provide and obtain from the other the services described in this Agreement on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, for and in consideration of the agreements set forth below, Nasdaq and NASD hereby agree as follows:

SECTION 1    DEFINITIONS AND CONSTRUCTION.

        1.01    Definitions.    The following defined terms used throughout this Agreement will have the meanings specified below. Additional definitions of specific terms used in this Agreement may be found in subsequent Sections.

  Affiliate will mean, as to any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity, provided that Services need only be provided within the United States and only during normal Nasdaq hours of operation. A list of Affiliates of the Parties is attached hereto. Additional entities can be added with consent of the other Party, not to be unreasonably withheld.

  Agreement will mean this Separation and Common Services Agreement by and between Nasdaq and NASD.

  Change(s) will mean any change in the Services, the manner in which the Services are provided, the composition of the Services, the Fees, or relevant operating and security procedures.

  Claim will mean any (1) written demand or (2) civil, criminal, administrative or investigative action or proceeding by a third Person against either Nasdaq or NASD, or an Indemnitee.

  Control will mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

  Fees will mean the amounts payable by one Party to the other Party under the terms of this Agreement for: (i) for the Services provided; and (ii) any other amounts payable by one Party to the other Party pursuant to this Agreement.

  Governmental Authority will mean any Federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international.

  Information will mean NASD Information and Nasdaq Information, collectively.

  Intellectual Property shall means designs, processes, inventions, works, ideas, databases, information, documents, and other subject matter to the extent they are protected by Intellectual Property Rights.

  Intellectual Property Rights shall mean registered and unregistered patents, patent applications, trade marks and service marks, copyrights, trade names, publicity rights, Software, data bases, trade secrets, proprietary information and all rights created under Laws that permits a person, independently of contract, to control or preclude another person's use on the basis of the rights holder's interest.

  Interest will mean the prime commercial rate plus one percent per annum as announced from time to time by JP Morgan Chase & Co. at its principal office in the United States.

  Law will mean any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding rule, interpretation, or restriction of or by any Governmental Authority.

  Losses will mean any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any Claim, default or assessment).

  NASD Information will mean all NASD and NASD Affiliates' data and information in the possession of NASD or Nasdaq whether prior to or during the course of performing this Agreement that was obtained or acquired from or on behalf of NASD or compiled, processed, or maintained by NASD. NASD Information includes, but is not limited to, operational, financial, legal, regulatory, health, pay, benefits, employment and other human resources data, as well as information relating NASD members (including registered representatives and associated persons) or regulatory transactions.

  Nasdaq Information will mean all Nasdaq data and information in the possession of NASD whether prior to or during the course of performing this Agreement that was obtained or acquired from or on behalf of Nasdaq; compiled, processed, or maintained by NASD; or is information that was produced by the NASD in connection with its provision of Services to Nasdaq under the terms of this Agreement. Nasdaq Information includes financial, legal, health, pay, benefits, employment and other human resources data, as well as information relating to Nasdaq broker/dealers, members, associated persons, issuers, other market participants or their customers, or market transactions.

  Parties will mean Nasdaq and NASD, collectively.

  Party will mean either Nasdaq or NASD, as the case may be.

  Person will mean an individual, corporation, partnership, proprietorship, Governmental Authority, or other legal entity.

  Related Documentation will mean, with respect to Software all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software.

  Regulatory Services Agreement will mean the Regulatory Services Agreement between NASD Regulation, Inc. and The Nasdaq Stock Market, Inc. dated June 28, 2000, as amended.

  Services will mean, collectively, the goods and services (including hardware, software, information and datafeeds) provided by one Party to the other pursuant to this Agreement, and any assistance provided to one Party by the other after the termination, cancellation, or expiration of this Agreement. Service will mean a particular service provided by one Party to the other pursuant to this Agreement, and any assistance provided to one Party by the other after the termination, cancellation, or expiration of this Agreement. Services to Nasdaq will include its Affiliates.

  Software will mean the object code and, if expressly provided for in this Agreement, the source code versions of any applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation are recorded or printed, together with all corrections, improvements, updates, upgrades, versions and releases thereof.

  Term will mean the Initial Term and any Renewal Term or continuation of this Agreement pursuant to Section 2 herein.

        1.02    Incorporation and References.    In this Agreement and the Exhibits to this Agreement:

(1)
the Exhibits to this Agreement are hereby incorporated into and deemed part of this Agreement and all references to this Agreement will include the Exhibits to this Agreement;

(2)
references to an Exhibit, Section or Article will be to such Exhibit to, or Section or Article of this Agreement unless otherwise provided;

(3)
references to days will mean calendar days unless otherwise provided;

(4)
references to any Law will mean references to such Law in changed or supplemented form or to a newly adopted Law replacing a previous Law; and

(5)
references to and mentions of the word "including" or the phrase "e.g." will mean "including, without limitation."

        1.03    Headings.    The Article and Section headings, Table of Contents and Table of Exhibits are for reference and convenience only and will not be considered in the interpretation of this Agreement.

        1.04    Interpretation of Documents.    Except as otherwise expressly agreed between the parties, in the event of a conflict between the provisions in one of the following documents and another, the provisions will prevail in this order: (1) the particular Statements of Work, Ordering Document, Exhibit, or amendments or schedules to a Service Level Agreement ("SLA") for the affected Service, in reverse chronological order; (2) amendments to the affected SLA, in reverse chronological order; (3) the SLA; (4) amendments to this Agreement, in reverse chronological order; then (4) this Agreement.

SECTION 2    TERM.

        2.01    Initial Term.    The initial term of this Agreement will commence on the Effective Date and expire on December 31, 2002 (Initial Term) unless this Agreement is cancelled or terminated by the Parties prior to that date in accordance with the terms set forth in this Agreement.

        2.02    Individual Services.    A description of each of the Services that a Party will provide to the other, the cost of that Service, and the period for the provision of that Service is set forth in a Service Level Agreement (SLA), which when signed by both Parties will be considered a part of this Agreement. Certain SLAs may contain a list of specific dependencies that the Parties agree could cause Nasdaq to be unable to terminate Services under that SLA by the end of the Initial Term, in which case that SLA will continue in accordance with the Term provision stated in that SLA; the Fees for Services during any such extension will be negotiated between the Parties or in the absence of agreement, the then existing price. In any event, for any Services, Nasdaq has the option to extend particular Services it desires for up to one ninety (90) day extension period after the end of the Initial

Term (or the extended Term stated in a particular SLA). The following is a list of the SLAs that will be executed in the performance of this Agreement:

              Legal Services;

              Application Provisioning Services;

              Finance Services;

              Procurement Services;

              GlobalNet;

              Affinity Marketing;

              and

              Telecommunications Services.

          The Parties may mutually agree to amend the terms of any or all of the SLAs.

        2.03    Renewal.    This Agreement will continue after the Initial Term until each Service Level Agreement (SLA) between the Parties has terminated or been cancelled. The Parties may mutually agree to renew this Agreement or any SLA at any time prior to the expiration of the Initial Term or the SLA's stated term.

SECTION 3    SERVICES.

        3.01    Services.    Commencing as of the Effective Date, the Parties will each provide to the other and its Affiliates and receive from the other Party, except as otherwise set forth:

          (1)  Services on a non-exclusive basis;

          (2)  administrative functions reasonably related and necessary for a Party's performance in connection with the foregoing; and

          (3)  any services or responsibilities not specifically described in this Agreement that are mutually agreed upon by the Parties.

          The Parties acknowledge and agree that the terms and conditions of: (i) Nasdaq's assignment of the Trade Reporting and Compliance Engine (TRACE) to NASD and Nasdaq's operation of such system; (ii) Nasdaq's provision of systems and services directly (or indirectly) to Amex; (iii) a party's use of office space within a facility of the other covered by the "Shared Facilities Agreement" or a sub-lease; (iv) Nasdaq's provision of systems or services for the Alternative Display Facility; (v) any other separately controlled or contracted for services (i.e. Pink Sheets) and (vi) regulatory services pursuant to the Regulatory Services Agreement, will each be the subject of a separate agreement and are not set forth in this Agreement; this Agreement is not to be construed to be in conflict with any of these agreements; in the event of a conflict between the terms of one of these agreements and this Agreement, the terms of the other agreement will control. Nothing in this Agreement is meant to alter, diminish or in any way affect any of the terms and conditions of the Regulatory Services Agreement (or any of the other above listed agreements), as between NASDR and Nasdaq. Any Services may be provided through an independent consultant reasonably acceptable to the receiving Party (e.g., Amex would generally not be an acceptable Person) and the Party that is providing Services through an independent consultant will be responsible for such independent contractor as if such contractor was the providing Party's employee.

        3.02    Requests for Change Requests.    If a Party requests a change in a Service, an SLA, or this Agreement (Change Request), it shall provide notice of such Change Request to the other Party. Each

Change Request will include the requesting Party's estimate (up or down) in the cost, resources, schedules, developmental, operational, and other impacts that the requested change will entail (understanding that if an initial Change Request is made by the receiving Party, it may not be in a position to estimate one or more of the above elements). The Parties shall work, as reasonably requested by a Party, to exchange such information as is reasonably necessary for Parties to evaluate the need and impact of the requested change. The other Party will then review the Change Request and provide the requesting Party with its written version of a Change Request including the cost, resources, schedules, developmental, operational, and other resource impacts that the requested change will entail. Except as required early by the applicable SLA, the response shall be delivered within fourteen (14) days of its receipt of the Change Request, in the case of Applications Provisioning or GlobalNet related services, thirty (30) days. If the Parties agree upon a Change Request, then such Change Request will be implemented and any changes shall be binding on the Parties and any applicable SLA will be automatically amended to incorporate such change. A Change Request may not become effective, however, unless signed by both Parties. The parties agree that any Change Request to the GlobalNet and Applications Provisioning SLAs shall be submitted to the respective Change Control Board and the Parties shall follow the procedures outlined in the Additional Legal Terms. If the Parties are unable to agree upon a Change Request for any other SLA, the issue will be escalated to the designated Program Executives for resolution.

        3.03    Approvals.    Each Party warrants that it will, at its sole expense, comply with all applicable Laws, regulations, and requirements, and that its performance of the Agreement will not cause it, the receiving Party, an Indemnitee, or the subject of the Service to violate any state, federal or local Laws. Each Party will at all times exercise due care, prudence and diligence in carrying out its duties and responsibilities under this Agreement. Each Party will obtain and maintain all necessary licenses, permits or government approvals as may be necessary for it to perform this Agreement. Each Party further warrants that it will cooperate with and assist the other Party in obtaining and maintaining any such approvals as applicable, to the extent reasonably possible, if: (i) requested to do so by the other Party in writing; and (ii) without limiting the requesting Party's obligations under this Agreement. Nasdaq, in a timely manner, will provide to NASD all information necessary to complete required government filings and reports pursuant to their joint and several Agreements with the City of New York, and the State of New York and NASD's Agreement with the State of Maryland. This obligation survives the termination of this Agreement.

        3.04    Third Person Agreements.    Both Parties understand that the provision of Services by the other Party may involve obtaining goods and services from third Persons (other than either Party's Affiliates). Unless otherwise noted in the SLA, the providing Party will be responsible for contracting directly with such third Person for such goods and services as are needed for it to provide the Services. If the SLA requires the receiving Party to directly contract, the Party providing such Services will provide such assistance to the Party receiving the Services as such Party may reasonably require to enable it to contract directly with such third Persons.

Section 4    SHARING OF INCIDENTAL SPACE.

        4.01    Use of Facilities.    Either Party may allow the other Party to use a portion of any of its physical facilities to further the performance of this Agreement. The use of such facility by another Party does not constitute a leasehold interest in favor of such Party. Each Party will furnish such physical facilities with appropriate work space, telephone, fax services, and related office equipment for use of the other Party as they may agree to further the performance of this Agreement.

        4.02    Use of Other Resources.    The Parties may also agree to provide any of their respective resources to the other Party on a temporary basis, upon such terms and conditions as the Parties may mutually agree upon, to further the performance of this Agreement.

SECTION 5    SERVICE LEVELS.

        5.01    Performance Standards.    Each Party will ensure that the Services that it provides under the terms of this Agreement are of high quality and provided in a professional manner. Each Party will make a good faith effort to provide its Services in a manner that is as cost effective and as efficient as possible. The standards for the performance of the Services that were in effect upon the Effective Date of this Agreement will remain in full force and effect until such time as the Parties may mutually agree upon appropriate new criteria to replace them. The Parties will amend the SLA that governs the provision of such Services to incorporate these new standards.

        5.02    Third Person Services.    Where Services are passed through from a third Person provider (through a legal agreement with the providing Party and the third Person) to the receiving Party, where the providing Party does not significantly alter such Services on its own as part of the provision of the Services, the following terms apply: (1) The providing Party represents and warrants that it has the right, title, or interest to permit the Services to be provided to the receiving Party; (2) the terms and conditions (including the level of Service, responsive times for problems, and penalties for non-performance) for the third Person Service will be that found in the underlying contract between the providing Party and the third Person; (3) the providing Party will not agree to or seek modifications of the third Person agreement in a way that impacts any Service received by the receiving Party, without first notifying the receiving Party; (4) the providing Party shall not waive or otherwise suffer breaches by the third Person of any Service received by the receiving Party without first notifying the receiving Party; and (5) the providing Party will undertake all commercially reasonable efforts to: (i) ensure that there are no disruptions or failures to meet service levels or other obligations in the Services that are furnished to the receiving Party; (ii) report and resolve any problems or Disputes that arise in connection with the third Person's provision of such Services; and (iii) facilitate such requests for Services or requests for changes in the Services that it receives from the third Person. The providing Party will act for the receiving Party with no less than the same level of personnel, effort, and priority that the providing Party would devote to its own similar Services or problems. If after exercising all reasonable commercial efforts, the problem, Dispute, or request is not resolved to the satisfaction of the receiving Party, the receiving Party shall: accept the terms and conditions as presented; terminate the applicable Service without penalty; be given the right to try to negotiate with the supplier, or supply its own alternative.

SECTION 6    SERVICE LOCATIONS.

        6.01    Service Locations.    Any Party providing Services to the other Party will provide the other Party with such reasonable prior Notice of its intent to change the location from which it provides such Services as the other Party may reasonably require in order to avoid the disruption of its normal business operations.

        6.02    Data Security.    NASD will continue to enforce NASD information security policies and standards (as of the Effective Date), and maintain applicable reasonable safeguards against the destruction, loss or alteration of Nasdaq Information ("Data Safeguards"). In the event NASD discovers or is notified of a breach or potential breach of security relating to Nasdaq Information, NASD will immediately: (i) Notify the Nasdaq Information Security Officer of such breach or potential breach; and (ii) if the applicable Nasdaq Information was in the possession of NASD at the time of such breach or potential breach, NASD will: (a) investigate and remediate the effects of the breach or potential breach; and (b) provide Nasdaq with reasonable assurances that such breach or potential breach will not recur.

SECTION 7    PERSONNEL.

        7.01    Conduct of Personnel.    Each Party warrants that while on-site at a facility of the other Party, its personnel will comply with the sections of the other Party's Employee Handbook related to Equal Employment Opportunities, Sexual Harassment, and Substance Abuse Policies as if its personnel were employees of such Party. Each Party will provide the other Party with a current copy of its Employee Handbook within ten (10) days of the Effective Date of this Agreement. Each Party will also promptly provide the other Party with copies of any updates to its Employee Handbook.

        7.02    Security.    Each Party will cause its personnel to comply with the security regulations and oral security instructions at each of the other Party's facilities that they visit.

        7.03    Personnel Status; Taxes.    The providing Party represents and warrants that neither it nor the providing Party's Persons shall be an employee of the receiving Party for any purpose whatsoever. The providing Party shall be responsible for the payment of all unemployment, social security and other payroll taxes of all Persons who are engaged in the performance of the Services. If, at any time, any liability is asserted against the receiving Party for unemployment, social security or any other payroll tax related to, the providing Party or the providing Party's Persons, then the providing Party shall indemnify and hold harmless the receiving Party and its Indemnitees from any such liability, including, without limitation, any such taxes, any interest or penalties related thereto, and reasonable attorney's fees and costs. Further, the providing Party shall cause Persons to waive any and all Claims, and to release the receiving Party from any and all liability, arising from or relating to any assertion that such Persons were employees of the receiving Party by virtue of this Agreement and the Services performed hereunder, including, without limitation, any Claims of entitlement to the benefits accorded employees by the receiving Party.

        7.04    Removal of Personnel.    If either Party notifies the other Party that it has a bona fide business reason for removal of personnel or an entity provided by the other Party, the notified Party will promptly (a) investigate the matter and take appropriate action which may include: (i) removing the applicable person or entity from the provision of the services related to that Party's performance of this Agreement and providing the notifying Party with prompt written Notice of such removal; and (ii) replacing the applicable person or entity with a similarly qualified one; or (b) take such other action as is appropriate to prevent a recurrence. For alleged breaches of security and violations of confidentiality while a Party's personnel is on the other Party's site or in instances where a Party reasonably believes that the other Party's personnel or entity poses a risk to the operation of its business while on that Party's site, the Party may remove the personnel or entity in question, provided, that, it first notifies the other Party of its concerns if it is reasonably feasible for it to do so. The Party whose personnel or entity were removed will promptly replace such personnel at its own cost.

        7.05    Improper Conduct.    In the event that either Party suspects that any personnel or entity used by the other Party who has been involved in the performance of this Agreement has been involved in improper, illegal or unethical use of any data or information gained from such performance or received as part of the Services, then it may notify the other Party and request that it conduct an investigation of such individual or entity. The Party requesting such investigation will provide such assistance to the other Party in such Party's conduct of an investigation as that Party may reasonably request. The other Party shall promptly investigate the matter and take all appropriate actions to cure the matter and prevent a recurrence.

SECTION 8    MANAGEMENT AND CONTROL.

        8.01    Program Manager.    Each Party will appoint a manager who will act as its liaison to the other Party (Program Manager). This individual will: (i) serve as the Party's primary contact for the receipt of relevant information about the performance of this Agreement, for presentation and resolution of any Dispute, issue, or problem, and for the creation and the Party's commitment to action items to resolve

Disputes, issues, or problems; (ii) attend twice monthly (or such interval as the Program Manager's agree) meetings with the other Party's Program Manager; (iii) attend ad hoc meetings within five (5) business days of a demand for one from the other Party's Program Manager; and (iv) report monthly to his or her Party's Program Executive on any material issues related to the performance of the Agreement that may have arisen between the Parties. The Parties may change their Program Manager at any time by providing the other Party with prior written Notice of such change.

        8.02    Program Executives.    Each Party will appoint an Executive Vice President or Senior Officer level manager who is not also the Program Manager (Program Executive) who will serve as the primary representative of that Party under this Agreement. Each Party may, in its sole discretion, change its Program Executive at any time upon prior Notice to the other Party. Each Program Executive will: (i) have overall responsibility for managing and coordinating the daily performance of his or her Party's obligations under this Agreement; and (ii) be authorized to act for and on behalf of his or her Party with respect to all matters relating to this Agreement. Notwithstanding the foregoing, a Program Executive may, upon Notice to the other Party, delegate such of his or her responsibilities to other employees of his or her Party as the Program Executive may deem appropriate.

        8.03    Management Reports.    The Party that provides Services will provide the receiving Party with such documentation and written reports as the Parties may mutually agree upon in order to efficiently monitor the providing Party's provision of the Services, but in no case less than quarterly.

SECTION 9    OWNERSHIP.

        9.01.1    Proprietary Rights.    The following provisions set forth the rights and obligations of the Parties with respect to Intellectual Property Rights. Exhibit A sets forth the Intellectual Property Rights for the Intellectual Property listed there. Except as set forth in Exhibit A, the following sections apply:

          (a)    Existing Intellectual Property.    Except as may be explicitly provided in Exhibit A, each Party will retain all Intellectual Property Rights in any software, goods, ideas, processes, inventions, designs, concepts, know-how, development tools, works, marks, techniques or any goods, services, material, or information subject to Intellectual Property Rights that it owned or developed prior to the date of this Agreement, or acquired or developed after the date of this Agreement without reference to or use of the Intellectual Property of the other Party. All software that is licensed by a Party from a third Person vendor will be and remain the property of such vendor.

          (b)    New Intellectual Property.    All Intellectual Property created under the terms of this Agreement is known as "New Intellectual Property". New Intellectual Property created solely for the receiving Party shall be owned by the receiving Party. New Intellectual Property created for the use of both Parties shall be jointly owned by the Parties, and either Party may utilize the New Intellectual Property Rights in any manner it sees fit (subject to duties related to Confidential Information) without seeking consent from the other Party, and without accounting to the other Party for revenues. An owning Party shall have right, title and interest, including worldwide Intellectual Property Rights, in and to the New Intellectual Property and all copies made from it. The other Party hereby irrevocably assigns, transfers and conveys to the owning Party without further consideration such right, title and interest in and to such New Intellectual Property and warrants that the assignment, transfer, or conveyance includes any third Person intellectual property, where the creating party may legally assign, transfer or convey such third Person intellectual property. The other Party acknowledges that the owning Party and the successors and permitted assigns of the owning Party shall have the right to obtain and hold in their own names the aforementioned Intellectual Property Rights in and to the New Intellectual Property. The other Party agrees, at the owning Party's reasonable cost, to execute any documents or take any other actions as may reasonably be necessary, or as the owning Party may request, to perfect the owning Party's ownership of any such New Intellectual Property. The owning Party hereby grants to the providing Party, solely to provide the Services, a non-exclusive, non-transferable, limited right to have access to and use the New Intellectual Property. The creating Party hereby grants to the receiving Party, during the Term and the Termination Assistance Period, a fully paid-up, non-exclusive, limited right to have access to and use the creating and any third Person software and tools, solely to the extent that such access and use is reasonably required in order for the receiving Party to receive and use the Services during and after the Term where the creating party may legally assign, transfer or convey such third Person intellectual property. Upon the receiving Party's request, the creating Party shall provide the receiving Party with a list of all the creating Party or third Person Intellectual Property (including software and tools) being used to provide the Services as of the date of such request or embedded in the New Intellectual Property. Except as expressly granted herein, the creating Party shall retain all right, title and interest in and to the creating Party's Software and Tools.

        9.01.2    Licenses.    No licenses will be deemed to have been granted by either Party to any of the Intellectual Property, except as otherwise expressly provided in this Agreement. The provisions of this Section will survive the cancellation, termination, or expiration of this Agreement and each SLA.

        9.02    Intellectual Property Rights in Information.    Except as may be provided in Exhibit A or elsewhere in this Agreement, this Agreement in not meant to modify the Intellectual Property Rights of either party in the Information. Nasdaq shall at any time have access to (including obtaining a copy of) Nasdaq Information in the possession of NASD or its Affiliates or any third Person. NASD shall at any time have access to (including obtaining a copy of) NASD Information in the possession of Nasdaq or its Affiliates or any third Person. NASD (and any subcontractors authorized in an SLA, ordering or other written document, to provide Services to Nasdaq in accordance with this Agreement) is hereby authorized to have access to and to make use of the Nasdaq Information as is appropriate for the performance by NASD of its obligations under each SLA. NASD will not use the Nasdaq Information for any purpose other than providing the Services or as defined in Section 15.9 and 15.10. NASD agrees that misuse of any Nasdaq Information may be subject to violation of the U.S. Insider Trading Act, or other applicable Law. Nasdaq will not use NASD Information for any purpose other than as provided in Sections 15.9 and 15.10, herein.

        9.03    Non-Use of Names and Marks.    Except as otherwise set forth herein, each Party will retain all right, title and interest in and to its trademarks and service marks, registered or unregistered, (collectively, the Marks). Neither Party may use any trademark, service mark, copyright, patent or other Intellectual Property of the other Party or the other Party's subsidiaries or affiliates, registered or unregistered, without the prior written consent of the other Party. Nasdaq further agrees that it will not use the names "National Association of Securities Dealers, Inc.", "NASD", "NASD Regulation, Inc.", "NASDR", "American Stock Exchange" or "Amex" in any advertising or promotional media of Nasdaq without the prior written consent of NASD. NASD also agrees that it will not use the names "The Nasdaq Stock Market, Inc.", "Nasdaq", or any mark that uses "Nasdaq" or any Nasdaq owned graphical mark as a part, in any advertising or promotional media of the NASD without the prior written consent of Nasdaq.

SECTION 10.    [Intentionally Omitted.]

SECTION 11    CONTINUED PROVISION OF SERVICES.

        11.01    Force Majeure.    Neither Party will be liable for delay or failure in performance of any of the acts required by this Agreement when such delay or failure arises from circumstances found to be beyond its reasonable control including acts of God. The Party prevented from performing its obligations under this Agreement by such force majeure event will be excused from such performance for as long as such: (i) force majeure event continues; and (ii) such Party continues to use its best efforts to recommence performance of its obligations under this Agreement whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. If the period of non-performance exceeds ten (10) calendar days, then the Party to whom the performance is due will have the right to cancel any affected SLAs upon five (5) calendar days prior written Notice with the right to cure within the stated period.

        11.02    No Payment for Unperformed Services.    If a Party fails to provide the Services in accordance with this Agreement due to the occurrence of a force majeure event, the Fees will be adjusted in a manner such that the other Party is not responsible for the payment of any Fees for Services that a Party failed to provide.

SECTION 12    PAYMENTS AND INVOICING.

        12.01    Payment Procedures.    Each Party will pay all invoices not in dispute within thirty (30) days of its receipt of such invoice. The format of invoices will be mutually agreed upon by the Parties. Each Party will review each invoice that it receives upon receipt to verify that it contains the information required by the Parties and is consistent with the pricing structures as set forth in this Agreement. Each Party will review the amount that it invoiced the other Party for the provision of Services at the end of each month and will modify the amount that it bills the other Party for the next month to reflect any adjustments that are necessary to reconcile the amount of Services that it actually provided to the other Party during the preceding month. The providing Party may not invoice more than sixty (60) days after the end of the month for Services provided in that month; the receiving Party may not start a Dispute over an invoice more than sixty (60) days after its receipt (for Services rendered before the date of the signing of an SLA, the sixty (60) days for starting a Dispute runs from the SLA signature date). Each Party's Program Manager will attempt to resolve such disagreements through the procedures set forth in Section 17 of this Agreement. The Parties will then resolve any remaining disagreements through the procedures set forth in Section 17 of this Agreement. All invoices may be paid by electronic funds transfer.

        12.02    Overdue Invoices.    Each Party may charge the other Party Interest on any undisputed invoices that the other Party failed to pay within forty-five (45) days of its receipt of such invoice. This Interest may be assessed monthly.

        12.03    Cost Reduction Strategies.    For those Services that are governed by SLAs that extend beyond December 31, 2002, the Parties will review the pricing structures and methodologies for each Service at least annually. The Parties will also review the feasibility of establishing specific cost reduction and limitation objectives at least annually.

        12.04    Most Favored Nation Status.    The prices charged by a Party for the provision of Services during the Term of the Agreement will not be less favorable in any material respect, than the fees or prices charged to any other customer entering into an agreement with the Party with respect to the Services. Should a Party enter into an agreement with another customer (other than an Affiliate or joint venturer) providing more favorable prices for some or all of the Services, then this Agreement will be automatically amended to provide the same more favorable prices to the other Party. The Parties acknowledge and agree that each Party must be granted reasonable access to relevant cost information of the other Party in accordance with the provisions herein in order to reasonably enable the Party that will be paying the relevant Services to evaluate the basis for the suggested pricing and comparability of such Services.

        12.05    1735 K Payment.    After all Nasdaq personnel has vacated the premises at 1735 K Street (except for any personnel permitted by NASD to remain on the premises), NASD shall, within 30 days, pay Nasdaq $500,000.

SECTION 13    TAXES.

        13.01    Generally.    The Fees paid for Services will be inclusive of any applicable sales, use, gross receipts, excise, or other taxes, or fees, charges, duties, or assessments of Governmental Authorities attributable to periods on or after the Effective Date based upon or measured by the cost of the Services or in providing the Services. Neither Party, however, will be responsible for the payment of any tax assessed on the personal property or net income of the other Party. Except as otherwise set forth herein, all other taxes (including any non-United States tax) are the full liability of the party receiving the Services, and the Party receiving the Services will pay to the other Party, or reimburse the party providing the Services for the payment of, or pay directly to the taxing authority, any such taxes however designated, imposed or levied. To the extent that any sales, use, gross receipts, excise, value-added or services tax is required by Law to be separately identified in billings, the Party issuing the invoice will separately identify such tax.

        13.02    Taxes, Assessments and Real Property-related Levies.    Nasdaq and NASD will each bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property, unless a Party leases or buys real property at the request of the other Party, in which event, it shall be subject to a separate agreement between the Parties.

SECTION 14    AUDITS.

        Without need for prior Notice where a facility of the receiving Party is involved, and upon reasonable prior Notice otherwise, the receiving Party will be provided with reasonable access to any facility, Services, or operations, and any relevant books, documentation, and records to enable it to conduct audits of the Services, invoices, and other matters relevant to this Agreement and each SLA; including (i) verifying the accuracy of charges, and (ii) verifying that the Services are being provided in accordance with this Agreement, applicable Law, and the applicable SLA, including any applicable performance criteria, standards and milestones set forth in such SLA or this Agreement. The providing Party will cooperate in any audit, will ensure that space and information reasonably required to conduct the audit is available on a timely basis and will assist the designated employees of the receiving Party as reasonably necessary. The providing Party shall ensure that complete and accurate records in connection with this Agreement are created and maintained until the period when no claim may be brought under the terms of this Agreement. All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, is Confidential Information. In the event that such audits reveal that amounts invoiced to the Party conducting such audit exceeded the correct amount that should have been invoiced to it (the Party conducting the audit shall have the burden of producing evidence of the overpayment) by five percent (5%) or more, the Party being audited will reimburse the auditing Party for the reasonable cost of such review and audit and the amount of such overpayment, if any.

SECTION 15 CONFIDENTIALITY.

        15.01    Definition.    The Parties acknowledge and agree that they may each be given access to, or acquire confidential or proprietary information of or by the other Party during their performance of this Agreement (Confidential Information). Confidential Information includes but is not limited to:

  •
  The pricing terms and conditions of this Agreement

  •
  Nasdaq Information

  •
  Information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit (Section 14).

  •
  The decision of arbitrator(s) (Section 17).

  •
  Notes, documents, summaries or reports which either Party prepares from Confidential Information to the extent such materials specifically refer or relate to Confidential Information are themselves Confidential Information.

  •
  Personally Identifiable Information ("PII") (i.e. employee data, issuer data or customer data, including billing data).

        15.02    Duty.    Except as may be explicitly provided in Exhibit A, each Party will use such Confidential Information only in fulfillment of its obligations under this Agreement; will hold such Confidential Information in confidence; and will not disclose, copy or publish any such Confidential Information without the prior written approval of the other Party unless otherwise provided in this Agreement. The obligations imposed on the Parties by this section will survive for a period of five (5) years after the termination, cancellation, or expiration of this Agreement.

        15.03    Standard of Care.    The Parties acknowledge the sensitive and secret nature of the Confidential Information they will have access to and agree that they will treat such Confidential Information as strictly confidential and will exercise the same degree of care in the protection of the Confidential Information as they each exercise with respect to their own proprietary property and trade secrets, but in no event less than a reasonable degree of care given the nature of the Confidential Information.

        15.04    Permitted Disclosures.    The Party receiving Confidential Information (Receiving Party) will be permitted to disclose relevant aspects of the disclosing Party's (Disclosing Party) Confidential Information to its officers, directors, agents, professional advisors, subcontractors and employees who are under a legal obligation or agreement to maintain the confidentiality of information designated as Confidential Information by the Party. Such disclosure will only be permitted to the extent that it is reasonably necessary for the performance of the Receiving Party's duties and obligations or the determination, preservation or exercise of the Receiving Party's rights and remedies under this Agreement; provided that, the Receiving Party will undertake all reasonable measures to ensure that Confidential Information of the Disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, subcontractors and employees. The implementation of such measures shall not diminish the Receiving Party's responsibility.

        15.05    Compliance with Legal Process.    The obligations in this Section will not restrict any disclosure required pursuant to any Law (provided that the Receiving Party gives prompt Notice to the Disclosing Party of such). In the event the Receiving Party receives a subpoena or other validly issued administrative or judicial process requesting the Disclosing Party's Confidential Information, the Receiving Party will provide prompt actual Notice of receipt and a copy of the subpoena or other document(s) to the Disclosing Party. The Disclosing Party will have the opportunity to intervene in the proceeding before any deadline for complying with the subpoena or other process. The Receiving Party will not comply with such subpoena or other process until the earlier to occur of receiving written Notification from the Disclosing Party that it may proceed, receiving an order from a court or other administrative or judicial body not to disclose, or the deadline for complying with any portion or all of the process. The Parties (including their Affiliates) may disclose information to the extent revealed to a government agency with regulatory or oversight jurisdiction over the Party or its Affiliate, or in the Party's or its Affiliate' regulatory responsibilities over members, associated persons, issuers, or other market participants or transactions under the Exchange Act of 1934 or other applicable Law.

        15.06    Exceptions.    The obligation of non-disclosure shall not extend to: (1) information that is already in the possession of the Party and not under a duty of non-disclosure; (2) information that is revealed or generally known within the industry or to the public; or (3) information that is revealed to the Party by a third Person—unless the Party knows that such Person is under a duty of non-disclosure.

        15.07    Unauthorized Acts.    Without limiting either Party's rights in respect of a breach of this Article, the Receiving Party will:

          (1)  promptly Notify the Disclosing Party of any unauthorized possession, use or knowledge, or attempt thereof, of the Disclosing Party's Confidential Information by any person or entity that may become known to Receiving Party;

          (2)  promptly furnish to the Disclosing Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the Disclosing Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of the Disclosing Party's Confidential Information;

          (3)  cooperate with the Disclosing Party (at the Disclosing Party's expense) in any litigation and investigation against third Persons deemed necessary by the Disclosing Party to protect its proprietary rights (such cooperation will not require, nor shall be deemed to be, a violation of any legal privilege); and

          (4)  promptly use its commercially reasonable efforts (acknowledging that its previous efforts were inadequate) to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

        15.08    Copies of Information.    NASD will, upon Nasdaq's reasonable request provide Nasdaq with (i) a copy of Nasdaq Information in NASD's possession.; and (ii) a copy or original of the Nasdaq Information (including email messages) as may be required to comply with Section 15.10 of this Agreement. Nasdaq will, upon NASD's request in accordance with Section 15.10 of this Agreement, provide NASD with a copy of NASD Information (which may include Nasdaq Information), in Nasdaq's possession.

        15.09    Retention and Use of Confidential Information After Termination.    Notes and other documents referencing or relating to the information, documents, data, records, documentation or other property supplied by the other Party may be made and kept by the Parties, but will continue to be governed by the Confidentiality provisions of this Agreement until they are destroyed. A Party shall also have the right to retain and use information of the other Party including Nasdaq Information, to comply with any government or regulatory requirements (including any SEC approved document retention plan); in legal actions; for contract obligations that may survive the SLA termination date; tax, insurance and insurance claims, and financial record keeping and audit purposes, but only for the period required by such, and may only use such information for the purposes required by such, and provided that prior to any disclosure of such information (unless subject to Section 15.05) the Party will Notify the other Party and permit an opportunity to intervene to protect its interests.

        15.10    Disclosure and Use of Information.    Each party agrees that access to, or use of, the other Party's Information or Confidential Information will be limited to compliance with any government or regulatory requirements (including any SEC approved document retention plan); legal actions; contract obligations; tax, insurance and insurance claims; legally required financial record keeping and audit purposes; and to facilitate corporate operations. The parties agree, however, that no use or access will be granted to the American Stock Exchange or to other third Persons (except as provided in this Agreement, for example for regulatory purposes or to sub-contractors who provide the Services).

        15.11    Intellectual Property.    All Intellectual Property Rights associated with the Confidential Information, including without limitation, patent, trademark, copyright, trade secret rights, and moral rights will remain in the Party, person, or entity owning the Confidential Information.

        15.12    Costs.    Each Party will bear any cost it incurs as a result of its compliance with this Section 15.

SECTION 16    REPRESENTATIONS AND WARRANTIES.

        16.01    Each Party represents and warrants that:

          (1)  It is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware;

          (2)  It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

          (3)  the execution, delivery and performance of this Agreement (a) has been duly authorized and (b) will not conflict with, result in a breach of or constitute a default under any other agreement to which it is a party or by which it is bound;

          (4)  It is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement;

          (5)  there is no outstanding litigation, arbitrated matter or other dispute to which it is a party which, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on its ability to fulfill its obligations under this Agreement;

          (6)  it has the right, free and clear of any liens or encumbrances to grant the rights and deliver the its Services to the other Party and perform its obligations under this Agreement. Further, it warrants and represents that none of the its Services violate any patent, copyright, trade secret, trademark, trade dress, or other Intellectual Property Right of any third Person. It will defend the other Party and the other Party's Indemnitees against any and all third Person Claims relating to the violation of any patent, copyright, trade secret, trademark, trade dress, or other Intellectual Property Right related to the provision of its Services under this Agreement and agrees to hold harmless and indemnify the other Party and the other Party's Affiliates and their respective officers, directors, subcontractors, employees and agents ("Indemnitees"), against any and all Losses awarded or agreed to be paid such third Person. Notwithstanding anything otherwise set forth in this Agreement, if as a result of such third Person Claim, a Party can no longer provide its Services, then, notwithstanding anything otherwise set forth in this Agreement, it shall, at the receiving Party's option either replace such Service or be responsible to the other Party for the cost of such replacement. Indemnification will also extend to Claims against a Party or an Indemnitee as an aider, abetter or contributing infringer.

          (7)  It shall comply in all material respects with all Laws applicable to it that are relevant to the provision of its Services, and, except as otherwise provided in this Agreement, will obtain all applicable permits and licenses required of it in connection with its obligations under this Agreement.

        16.02    DISCLAIMER.    EXCEPT AS SPECIFIED HEREIN, NEITHER NASDAQ NOR NASD MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

SECTION 17    DISPUTE RESOLUTION.

        17.01    Dispute Resolution.    This Section governs any dispute, disagreement, claim or controversy between the parties arising out of or relating to this Agreement, its breach validity, enforceability, or the arbitration provisions (the Dispute). All Disputes will be submitted to the following dispute resolution process:

        17.02    Negotiation.    In the event any Dispute arises out of or relates to this contract, or the breach thereof, the Parties to this Agreement shall use their best efforts to settle any Dispute through negotiation, as provided below. The Parties will adhere to the following procedures in conducting these negotiations:

        17.02.1    Project Manager Negotiations.    First, the Dispute will be considered by the Project Managers, if any, selected by each Party pursuant to Section 8.01 herein. These managers will meet and attempt to resolve the Dispute within ten (10) business days of their being Notified of such matter. Each Dispute where there is no meeting or that is not settled within such ten (10) day period can thereafter be referred by either Party to the Program Executives pursuant to the provisions of Section 17.02.2 herein.

        17.02.2    Program Executive Negotiations.    Second, the Dispute will be considered by the each Party's Program Executive who will meet in an attempt to resolve the Dispute within ten (10) business days of the completion of any Project Manager Negotiations. Each Dispute where there is no meeting or that is not settled within such ten (10) business day period can thereafter be referred by either Party to Binding Arbitration pursuant to the provisions of Section 17.03 herein.

        17.03    Binding Arbitration.    Absent settlement by negotiation (or voluntary mediation if agreed to by the Parties), the Parties agree that final, compulsory, binding arbitration will be the exclusive means of Dispute resolution. The Parties may not commence arbitration until they have followed the procedures set forth in Section 17.02. The Parties further agree that any arbitration shall be held in New York, New York, and will be administered by the AAA in accordance with its Commercial Arbitration Rules, and that judgment on the award of the arbitrator(s) may be rendered in any court having jurisdiction thereof. Unless otherwise agreed by the Parties, the arbitration shall be conducted using the following procedure:

          (1)  Either Party may serve upon the other a Notice specifying the nature of the Dispute, and demanding that the Dispute be submitted to arbitration. The Notice may be made at any time after the date of the last mediation session, if mediation was agreed to. The Parties will not file a Notice after the date where applicable statutes of limitations or laches would bar the institution of any proceedings. Each Party will use commercially reasonable efforts (and shall allow the other Party to join) any third Person that is indispensable to the arbitration. The arbitration shall proceed even if the third Person refuses jurisdiction.

          (2)  In any Dispute involving aggregate damages of up to $500,000 (exclusive of Interest), the Parties will attempt to agree on a single arbitrator within ten (10) days after receipt of service of the Notice referenced in herein, or such longer period as the Parties may agree. Absent such agreement, the arbitrator will be selected by the AAA from its large and complex case pool. Any Dispute in excess of $500,000 shall be decided by three (3) arbitrators selected by the AAA from its large and complex case pool.

          (3)  The arbitrator(s) selected will have a background in, and knowledge of, the subject matter of the Dispute. If arbitrator(s) with such experience are not available, the arbitrator(s) will be selected by the AAA from available arbitrators on its retired federal judge's pool.

          (4)  All discovery shall be completed within such time period as the Parties may agree upon following the appointment of arbitrator(s). The arbitrators will rule on any discovery disputes consistent with the Parties' desire for an expedited arbitration, and their determination shall be conclusive.

          (5)  The arbitrator(s) shall render a written decision within 30 days of the end of the arbitration hearing. The decision or the arbitrator(s) shall be Confidential Information. This Agreement will not prohibit either Party from seeking judicial confirmation of the arbitrator(s)' award. A Party may file a written request for judicial confirmation of the arbitrator(s)' decision anytime after receipt of service of the award. Notice of filing shall comply with requirements set forth in the Federal Rules of Civil Procedure and the Federal Arbitration Act. Any challenge to, or appeal of, an arbitration decision or proceeding on grounds required by the Federal or an applicable New York Arbitration Act (other than entry or enforcement of an arbitration award/judgment) shall be commenced within ninety (90) days of the arbitration award and brought solely in the federal or local court(s) of and for the State of New York.

          (6)  The foregoing procedures shall not preclude either Party from (1) petitioning a regulatory body regarding a matter in question over which the regulatory body has administrative jurisdiction; or (2) pursuing injunctions before any administrative or judicial forum provided that all monetary and other relief is submitted for arbitration, unless that would be prohibited by Law. The Parties shall not submit claims for punitive damages, and do hereby waive any right to the same and the arbitrators shall not be authorized to award punitive damages.

        17.04    Continuity of Services.    Each Party acknowledges that the timely and complete performance of its respective obligations pursuant to this Agreement is critical to the business and operations of the other Party. Accordingly, in the event of a Dispute, the Parties will continue to so perform their respective obligations under this Agreement during the resolution of such Dispute. Nothing in this Section will interfere with a Party's right to cancel an applicable SLA for breach of a matter not in Dispute or upon the stated expiration date of the applicable SLA.

SECTION 18    TERMINATION.

        18.01    Cancellation for Breach.    Either Party may cancel this Agreement and/or any affected SLA due to a material breach by the other Party. The Party aggrieved by the breach will give written Notice to the other Party that this Agreement will be cancelled not earlier than thirty (30) calendar days from its receipt of such Notice, and such Notice will state with specificity the grounds for cancellation. If the breach is curable, without adversely affecting the performance of the affected SLA and this Agreement, the Party in breach will have the right to cure such breach, at its own expense, prior to the date stated for cancellation.

        18.02    Bankruptcy or Insolvency.    A Party may elect to immediately cancel this Agreement upon Notice, if a petition in bankruptcy has been filed by, or against, the other Party (and such involuntary petition is not dismissed with 60 days) or the other Party has made an assignment for the benefit of creditors, or a receiver has been appointed for the other Party or any substantial portion of other

Party's property, or the other Party or its officers or directors takes action approving or makes an application for any of the above.

        18.03    Performance Until Cancellation or Termination.    Notwithstanding the delivery of a Notice of default or Notice of termination or cancellation by either Party to the other, all obligations to perform the Services and to pay for such Services will continue in effect and be duly observed and complied with by both Parties until the effective date of any termination or cancellation.

SECTION 19.    TERMINATION ASSISTANCE SERVICES.

        19.01    Termination Assistance Services.    In connection with the termination, cancellation, or expiration of an SLA, the providing Party will comply with the receiving Party's reasonable request to support the orderly transition and migration from the providing Party to the receiving Party (or a third Person services provider, the "Third Person Provider") of all Services then being performed by the providing Party (the "Termination Transition"). The Termination Transition will be provided during the Term of the applicable SLA, or as otherwise stated there. Failure of the Receiving Party to initiate or request transition services in a timely fashion will not extend the term of this Agreement or result in an obligation of the Providing Party to continue to provide services beyond the allowed termination date or extension date. The receiving Party will cooperate in good faith with the providing Party in connection with the providing Party' obligations under this Section 19.01 and will perform its obligations under the Transition Plan; the quality and level of performance during the Termination Assistance Period shall not be degraded by the providing Party, unless agreed in the Transition Plan or between the Parties. The providing Party will perform the following obligations (and such other obligations as may be contained in the Transition Plan) at the receiving Party's expense, unless otherwise stated below or in the Transition Plan. The receiving Party acknowledges and agrees that, as indicated above, the providing Party will have no obligation to provide any form of Termination Transition if the providing Party cancels this Agreement for failure of the receiving Party to pay an undisputed invoice.

          (a)    Transition Plan.    The providing Party and the receiving Party may work together to develop a transition plan (the "Transition Plan") setting forth the respective tasks to be accomplished by each Party in connection with the Termination Transition and a schedule pursuant to which such tasks are to be completed. While a Transition Plan is being created and agreed to by the Parties, if the parties decide not to create a formal Transition Plan, or if no Transition Plan is put into place, the providing Party will perform such transition assistance Services subject to the terms of this Section, as are reasonably requested by the receiving Party.

          (b)    Specifications.    The providing Party will, upon the receiving Party's request, provide the receiving Party with reasonably detailed specifications for the hardware and software, development/maintenance tools, and other Services needed by the receiving Party (or the Third Person Provider) to properly provide the Services then being performed by the providing Party.

          (c)    Third Person Contracts.    Upon the receiving Party's request, with respect to any third Person contracts needed by the providing Party to provide the Services, the providing Party will reasonably assist the receiving Party in the receiving Party's acquisition of any necessary rights under those contracts, or from the third Person, but will not guarantee the performance of such third Person after the termination, cancellation, or expiration of the applicable SLA.

          (d)    Training.    The providing Party will provide appropriate training for the employees of the receiving Party (or the Third Person Provider) who will be assuming responsibility following the Termination Transition for operation of the Services then being used by the providing Party in performing the Service.

          (e)    Other Services.    The providing Party will provide, and the receiving Party shall pay for (as provided in Section 19.01(h), below) any Services reasonably requested by the receiving Party in order to facilitate the transfer of the Services to the receiving Party or another service provider designated by the receiving Party.

          (f)    Disclosure of Information.    Notwithstanding anything to the contrary in this Agreement, the providing Party will not be required to disclose any of its proprietary information, whether in the nature of a trade secret, software or otherwise, to the Third Person Provider except to the extent that the receiving Party is entitled to such information under this Agreement. Prior to providing any termination assistance to the Third Person Provider, the receiving Party will cause the Third Person Provider to provide the providing Party with written assurances, in form and substance reasonably satisfactory to the providing Party, that the Third Person Provider (i) will maintain at all times the confidentiality of any the providing Party proprietary information disclosed or provided to, or learned by, the Third Person Provider in connection therewith and (ii) will use such information exclusively for the purposes for which the receiving Party is authorized to use such information pursuant to this Agreement.

          (g)    Charges.    For so long as this Agreement and the applicable SLA remains in effect and during the Termination Transition but subject to the last two sentences of this Section 19.01(h), the receiving Party will pay to the providing Party the charges set forth in the applicable SLA. If the Termination Transition provided by the providing Party under this Section 19.01 requires personnel or other resources in excess of those resources then being provided by the providing Party under the applicable SLA, the receiving Party will pay the providing Party for such additional resources at the providing Party' then current billing rates, if set forth in the applicable SLA, or, if not so set forth, at the providing Party' then current commercial billing rates, on such periodic basis as the Parties agree in writing. Notwithstanding anything to the contrary in this Agreement, if cancellation is due to the receiving Party breach, all charges to be paid by the receiving Party to the providing Party during the Termination Transition will be paid on a monthly basis in advance.

          Any continuation of the provision of these Services beyond the Term will be on such terms as the Parties may mutually agree upon. A Party will have no obligation to continue to provide these Services beyond the Term.

SECTION 20    INDEMNIFICATION.

        20.01    Indemnification.    Each Party agrees to indemnify and hold harmless the other Party and its Indemnitees against all Losses arising or related to awarded to, or from settlements with any third Person relating to the breach by the indemnifying Party of any terms, provisions, covenants, warranties or representations contained herein and/or in connection with its performance of this Agreement or any provision hereof. Each Party further agrees that it will indemnify and hold harmless the other Party and its Indemnitees from and against all Losses and Claims and all direct costs and expenses incurred by the Party (including reasonable attorney's fees) resulting from, related to or arising out of the Services furnished under this Agreement to the extent that such costs and expenses are incurred as a result of the negligence or willful misconduct of the providing Party. NASD agrees to indemnify and hold harmless Nasdaq against any and all Claims, Losses and expenses (including reasonable attorneys' fees) arising from or in connection with any Claim, arising or related directly to: (i) NASD's misuse of Nasdaq Information or Confidential Information furnished pursuant to the provisions of this Agreement.

        20.02    Physical Injuries.    Each Party will be solely responsible for any physical injuries, including death, to persons and any damage to tangible personal or real property occurring on account of or in connection with its operations and in performance of this Agreement and will indemnify and hold harmless the other Party and its Indemnitees from any and all Loss and liability related thereto, including: (i) liability for the payment of workers compensation and disability benefits; (ii) any and all claims on account of such injuries to persons or physical damage to property; and (iii) all costs and expenses in suits (including reasonable attorney's fees and costs) that may be brought against the other Party or its Indemnitees on account of any such injuries to persons or physical damage to property, provided, however, that a Party will not be obligated to indemnify and hold harmless the other Party or any Indemnitee from any Loss or liability arising out of injuries or damage caused by or resulting from the negligence of the Party or its Indemnitee.

        20.03    Procedures.    (1). The Party or Person claiming indemnification under this Section will promptly Notify the other Party (not later than fifteen (15) calendar days after the Party claiming indemnification has received Notice of a Claim or has been served with a complaint or other process) when it has knowledge of circumstances or the occurrence of any events that are likely to result in a Claim or an indemnification obligation.

        (2).  Upon request, and to the extent permitted by applicable Law, the indemnifying Party will have the right to defend, settle, or compromise any such suit or proceeding, at its expense, provided that: (A) it demonstrates to the satisfaction of the Party claiming indemnification that it is financially able to defend such action and to pay any Losses; (B) counsel retained by it are reasonably satisfactory to the Party claiming indemnification; and (C) that no settlement will be made which imposes any obligations on (other than the payment of money which is made by the indemnifying Party on behalf of the indemnified Party), or is prejudicial to, the Party claiming indemnification, without the prior consent of the Party claiming indemnification, which consent will not be unreasonably withheld.

        (3).  The Party or Person claiming indemnification will reasonably cooperate with the other Party in the defense of any such Claim, and the other Party will reimburse the Party or Person claiming indemnification for its reasonable expenses with respect thereto. Such cooperation will include, but not be limited to, the making of statements and affidavits, attendance at hearings and trials, production of documents, assistance in securing and giving evidence and obtaining the attendance of witnesses. The Party or Person claiming indemnification will not be required to waive its attorney-client or other privileges.

        (4).  Failure by the Party or Person claiming indemnification to promptly Notify the other Party as required by this subsection will not invalidate the claim for indemnification, unless such failure has a material adverse effect on the Claim. In addition, the Party claiming indemnification will be responsible for any Claims or Losses which could have been avoided or mitigated by prompt Notice as required by this subsection.

        20.04    No Third Person Beneficiaries.    Nothing in this Agreement will entitle any Person or entity to any rights as a third-party beneficiary under this Agreement.

SECTION 21    DAMAGES.

        21.01    Direct Damages.    Neither of the Parties (including its Affiliates) will be liable to the other or any other Person for any direct damages arising out of or relating to its performance or failure to perform under this Agreement in excess of an amount equal to the amount payable by Nasdaq for Services rendered to it under this Agreement.

        21.02    Consequential Damages.    Neither of the Parties (including its Affiliates) will be liable for any punitive, indirect, incidental, special, consequential damages, lost profits, opportunity, or savings, arising out of or relating to its performance or failure to perform under this Agreement, even if such Party (or its Affiliate) has been advised of the possibility of such Losses or damages.

        21.03    Exclusions.    The limitations or exculpations of liability set forth in Sections 21.01 and 21.02 herein will not apply to: (i) indemnification Claims; or (ii) breaches of Sections 10 (Nasdaq

Information) or 15 (Confidential Information) herein; (i) damage to persons or tangible personal or real property; (ii) gross negligence or willful tortious misconduct.

        21.04    Allocation of Risk.    THE PARTIES UNDERSTAND AND AGREE THAT THE PRICING UNDER THIS AGREEMENT, INCLUDING THE PRICING FOR THE SERVICES, REASONABLY REFLECTS THE ALLOCATION OF RISK AND LIMITATION OF LIABILITY SET FORTH IN THIS AGREEMENT.

SECTION 22    INSURANCE.

        22.01    Insurance.    During the Term and the provision of any termination assistance Services pursuant to Section 19.02 herein,, NASD will obtain, at its own expense, and keep in full force and effect the minimum insurance coverage set forth below. NASD's insurance will be written by one or more acceptable insurance companies that are licensed in the states where the Services are provided. Acceptable insurance companies must have a policy holder rating ("Best Rating") of at least an "A-" and be assigned a financial size category of at least a Class VIII as rated in the most recent edition of "Best's Key Rating Guide."

          (1)  Workers Compensation Insurance in the minimum statutory amount covering all persons employed, directly or indirectly, in connection with any work performed by the party or for any repair or alteration required by the Party.

          (2)  Employers Liability insurance of not less than $100,000 each accident, $100,000 disease each employee and $500,000 aggregate policy limit for disease.

          (3)  Commercial General Liability insurance of not less than $10,000,000 per occurrence for bodily or personal injury (including death) and property damage.

          (4)  All Risk Property Insurance coverage in an amount adequate to cover the cost of replacement of all personal property, decorations, trade fixtures, furnishings, improvements and betterments, and supplies of the Party procuring such policy without deduction for depreciation.

          (5)  Automobile Liability insurance for owned, non-owned and hired vehicles with a combined single limit of $10,000,000 for bodily injury and property damage naming the other Party as an additional insured.

          (6)  Professional liability insurance covering the errors and omissions committed by the policyholder in connection with this Agreement in an amount not less than $10,000,000.

          (7)  Umbrella Liability insurance written over the Employers Liability, Automobile Liability and CGL policies in the amount of $10,000,000.

          (8)  Fidelity and Computer Crime Insurance for the dishonest acts of its employees in the amount of $10,000,000.00 for each Loss or series of related Losses. The Party receiving Services from the policyholder will be listed as a Loss Payee as its interests may appear regarding Fidelity and Crime Insurance. However, Losses otherwise payable to the Party receiving Services under such Fidelity and Crime insurance will be reduced by 50 percent whenever such covered dishonest acts involve both the Party providing the services and the party receiving such Services.

        22.02    Insurance Documentation.    NASD will furnish to Nasdaq certificates of insurance (on Accord forms) evidencing all coverage referenced in Section 22.01 herein prior to the Effective Date. In the event that Nasdaq is entitled to coverage as an additional insured under NASD's Commercial General Liability, Automobile Liability or Umbrella Liability policies, NASD will allow Nasdaq named as an additional insured to view such policy(ies). NASD will also work closely with the Nasdaq or its outside counsel to validate any claims that may be covered by such NASD's insurance policies. All certificates of insurance will include a provision whereby thirty (30) days prior written Notice must be received by the party listed as an additional insured prior to coverage cancellation or material alteration of the coverage by either the policyholder or the applicable insurer. NASD will add the Nasdaq as an additional insured on its policies (except for its professional liability, property, workers compensation and crime insurance).

SECTION 23.    MISCELLANEOUS PROVISIONS.

        23.01    Assignment.    Except as set forth below, neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed. This Agreement, an SLA, and the Services may be, in whole or in part, assigned to or shared by the receiving Party with its Affiliate(s), without the other Party's prior consent. Where the providing Party undergoes or undertakes a merger, acquisition, change of ownership control, sale of substantial relevant assets, spin off or sale of an Affiliate, or similar transaction, it may assign this Agreement, in whole or in part, to the resulting entity or such other Affiliated entity as may be necessary to accomplish this change of control, without the other Party's prior written consent, provided that the providing Party will: undertake all commercially reasonable efforts to segregate Nasdaq Information in order to protect against its unauthorized disclosure; (2) not assign any right or obligation related to a Service to be furnished by it under this Agreement (including the right to provide the Service to the receiving Party) to Third Parties Who Operate a Market; (3) undertake all commercially reasonable efforts to prevent the unauthorized disclosure of the receiving Party's Confidential Information to Third Parties Who Operate a Market; and (iv) not use the Confidential Information of the receiving Party to benefit Third Parties Who Operate A Market without the express prior written permission of the receiving Party. The Providing Party will provide the receiving Party with at least sixty (60) days prior written notice of its merger, acquisition, change of ownership or control, sale of substantial relevant assets, spin off or sale of an Affiliate, or a similar transaction and the receiving Party shall have the right to terminate any or all services within such sixty (60) day period or as otherwise provided in this Agreement. The consent of a Party to any assignment of this Agreement will not constitute such Party's consent to further assignment. This Agreement will be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection will be void. "Third Parties Who Operate a Market" shall mean those Persons other than the NASD who operate (including who plan, develop, test, operate, and maintain the market systems and services) a securities or other financial instruments market; Third Parties Who Operate a Market includes NASD Affiliates (e.g. Amex) that operate a market but does not include NASD Affiliates who regulate a market or operate regulatory facilities.

        23.02    Notices.    All Notices (and other communications required or permitted to be given under this Agreement in writing) will be in writing and will be deemed to have been duly given upon (i) actual receipt by the notified Party or (ii) constructive receipt (as of the date of the Party's signature or first refusal to sign the return receipt) if sent by certified mail or overnight delivery service, return receipt requested, to the following addresses:

(a)	If to NASD:
NASD, Inc. 1735 K Street, N.W. Washington, D.C. 20006 Attn: Michael D. Jones—Chief Administrative Officer

With, in the case of Notice of breach or default, a required copy to:
National Association of Securities Dealers, Inc.
1735 K Street, N.W.
Washington, D.C. 20006
Attn: Office of General Counsel—Contracts Group
(b)	If to Nasdaq:
The Nasdaq Stock Market, Inc. One Liberty Plaza 165 Broadway New York, New York 10006 Attn: David Warren—Executive Vice President and Chief Financial Officer.
With, in the case of Notice of breach or Dispute, a required copy to: The Nasdaq Stock Market, Inc. 1801 K Street, N.W. Washington, D.C. 20006 Attn: Office of General Counsel—Contracts Group

        Either Party may change its address for notification purposes by giving the other Party ten (10) days prior written Notice of its new address.

        23.03    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

        23.04    Relationship.    The Parties intend to create an independent contractor relationship and nothing contained in this Agreement will be construed to make either Nasdaq or NASD partners, joint venturers, principals, or employees of the other. Each Party and its personnel, in performance of this Agreement, are acting as independent contractors and not as employees of the other. Neither Party will have any right, power or authority, express or implied, to bind the other.

        23.05    Severability.    If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, will remain in full force and effect.

        23.06    Waiver.    No failure on the part of NASD or Nasdaq to exercise, no delay in exercising, and no course of dealing with respect to any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement.

        23.07    Remedies Cumulative.    Except as otherwise set forth in this Agreement, no right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy under this Agreement, or under applicable Law, whether now or hereafter existing.

        23.08    Entire Agreement.    This Agreement and the Exhibits and SLAs to this Agreement represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

        23.09    Amendments.    No amendment to, or change, waiver or discharge of, any provision of this Agreement will be valid unless in writing and signed by an authorized representative of each of the Parties.

        23.10    Survival Of Provisions.    The terms of this Agreement apply to those rights that survive any cancellation, termination, expiration, or rescission, namely—Confidentiality, Non-use of Names and Marks, obligations that require indemnification and any warranties. Payment obligations of one Party to the other arising prior to the cancellation, termination, expiration, or recession of this Agreement will survive the expiration of termination, cancellation, or expiration of this Agreement.

        23.11    Governing Law.    This Agreement will be deemed to have been made in the State of New York and will be construed and enforced in accordance with, and the validity and performance hereof will be governed by, the Laws of the State of New York, without reference to its principles of conflicts of Laws. The Parties hereby consent to submit to the jurisdiction of the federal or state courts of or located in the City of New York in connection with any action or proceeding instituted relating to this Agreement.

        23.12    Covenant of Further Assurances.    Nasdaq and NASD covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of Nasdaq and NASD will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

        23.13    Export.    Nasdaq and NASD agree that they each will comply with all applicable export Laws and regulations of the United States. Each Party will cooperate with the other Party in connection the requirements of this Section, including promptly furnishing any end-user certificates, affidavits regarding re-export or other applicable certificates or documents.

        23.14    Authorization.    This Agreement will not be binding upon the Parties unless executed by an authorized officer of NASD and Nasdaq. Nasdaq and NASD and the persons executing this Agreement represent that such persons are duly authorized by all necessary and appropriate corporate or other action to execute this Agreement on behalf of NASD and Nasdaq.

        23.15    Interpretation.    The masculine, feminine or neuter gender and the singular or plural number will be deemed to include the other gender or numbers where the context so indicates or requires. Unless otherwise expressly provided, references to days, months or years are to calendar days, months or years. Person or persons includes individuals, partnerships, corporations, government agencies or other entities. Words or phrases with initial capital letters have the definition regardless of the part of speech.

        IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be signed and delivered by their duly authorized representative.

National Association of Securities Dealers, Inc. (NASD)		The Nasdaq Stock Market, Inc. (Nasdaq)
By:	/s/ MICHAEL D. JONES	By:	/s/ DAVID P. WARREN

Name:	/s/ MICHAEL D. JONES	Name:	/s/ DAVID P. WARREN

Title:	SE VP and CAO	Title:	EVP and CFO

Date:	2/6/03	Date:	3/14/03

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  Exhibit 10.6
TABLE OF EXHIBITS
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